LICENSE AGREEMENT                                 DSP Software Engineering, Inc.

This License Agreement (the "Agreement") is dated as of the Effective Date (as defined below), and is entered into by DSP Software Engineering, Inc., a Massachusetts corporation having its principal place of business at 175 Middlesex Turnpike, Bedford, MA 01730 ("DSPSE") and the following Developer (the "Developer"):

           RSI Systems, Inc.

     Company Name

           Advanced Engineering

     Department Name

           One Corporate Plaza, 7400 Metro Boulevard, #475

     Address

           Edina, MN 55439

     City, [State or Territory], Country, Postal Code

DSPSE is the owner of the component(s) and related documentation described in Exhibit A to this Agreement, and Developer desires to use each component and incorporate all or portions of each component into the Developer Product, as defined in Section 1.1. Each party agrees to the terms and conditions set forth in this Agreement. The parties have caused this Agreement to be executed by their duly authorized representatives:

DSP SOFTWARE ENGINEERING, INC.

/s/ Joseph V. Della Morte

By

     Joseph V. Della Morte

Name

     President

Title

     21 November 1995
-----------------------------------------------------
Date

 DEVELOPER

 /s/ Marti Miller

 By

 Marti Miller

 Name

 VP Engineering

 Title

 2-1-96
 ------
 Date

 Marti Miller

 "Attention" person for legal notices, if any




Accepted and agreed to with respect to applicable Sections

DISTRIBUTOR

Company Name

Address

City, [State or Territory], Country, Postal Code

By

Name

Title

Date


1.    DEFINITIONS

      1.1. "Department" means the development group, named above, responsible for integrating all or a portion of a Component into the Developer Product.

      1.2. "Developer Product" means any executable software created by Developer in which either (i) all or any portion, or (ii) any translation or derivative of all or any portion, of a Component is embedded.

      1.3. "Distributor" means either the entity designated as the Distributor on the signature page of this Agreement, or, if no entity is so designated, the DSPSE.

      1.4. "Documentation" means the DSPSE user manuals, programmers' guides, system guides and/or related publications which are supplied to Developer by DSPSE for purposes of facilitating Developer's use of each Component.

      1.5. "Effective Date" means the later date of signature of this Agreement by Distributor or Developer.

      1.6. "Component" means the component(s) listed on Exhibit A of this Agreement, as well as any enhancements, new releases, updates or other modifications to each such component which Developer may receive from Distributor under the same component name or names during the term of this Agreement.

      1.7.  "Proprietary Information" is defined in Section 4.2 below.

      1.8. "Reseller" means each recipient of the rights which Developer is permitted to sublicense by Section 2.2 below, other than an end-user not otherwise involved in the marketing, distribution or further sublicensing of the Developer Product.

2.    GRANT OF LICENSE

      2.1. DSPSE grants to Developer, and Developer hereby accepts from DSPSE, a non-exclusive, non-transferable license to use and modify each Component to create the Developer Product, subject to the following limitations:

            (i) all development work shall be performed exclusively by the Department or by an independent contractor otherwise permitted by this Agreement, and the Component shall be used exclusively for such purposes;

            (ii) the Developer shall not permit any source code or object code to leave the Department, and access to any such code shall be strictly limited to persons requiring such access in order to create the Developer Product; only executable code as embedded in or integrated with the Developer Product may be permitted to leave the Department;

            (iii) the Developer must add significant value to each Component, so that the Developer Product does not consist primarily of any Component(s) merely repackaged and resold in nearly identical form to, or performing only the same important functions of, the Component(s) as delivered to the Developer;

            (iv) as embedded into or integrated with the Developer Product, each Component shall be usable solely to further the functionality of the Developer Product;

            (v) Developer's use of each Component shall be strictly limited to the Developer Product(s) specifically listed in Exhibit A of this Agreement.

            The foregoing shall not be deemed to prohibit the reproduction of the Developer Product at locations other than the Department.

      2.2. DSPSE grants to Developer, and Developer hereby accepts from DSPSE, a non-exclusive, non-transferable license to copy, market, distribute and sublicense each Component to end-users solely in executable code form and as embedded in or integrated with the Developer Product. Developer may sublicense to its Resellers its right to market and distribute any Component, solely in executable form as embedded in or integrated with the Developer Product, to end-users as provided for above; provided, that no Reseller shall be granted rights in violation of or in excess of Articles 4, 5 and 6 and Sections 10.1, 10.2 and 10.11 of this Agreement. Developer may use independent contractors in its development of the Developer Product, provided that all such contractors given access to any Component undertake in writing the obligations of Developer under Articles 2 and 4.

      2.3. Notwithstanding anything contained in this Agreement to the contrary, Developer agrees that the grant of the license rights above is subject to the additional terms and conditions, if any, listed on Exhibit A which shall control and supersede any inconsistent terms of this Agreement.

      2.4. Upon the execution and delivery of this Agreement, and the Distributor's receipt of a purchase order for the Component(s) which references the full amount of the license fee, if any, listed on Exhibit A for the Component(s) (the "License Fee"), the Distributor shall endeavor to promptly deliver each of the Component(s) and Documentation to Developer.

      2.5. In addition to the rights granted by Section 2.1 and 2.2, Developer may make copies of each Component, provided that any such copy is either created as a reasonably necessary step in the creation of the Developer Product or is created solely for archival purposes. Developer may copy the Documentation but only for use within the Department for permitted development purposes. No Component or Documentation may be distributed or disclosed, in any way, to any person or entity outside of the Department, except to independent contractors in the manner contemplated by this Agreement, or otherwise as expressly permitted by the terms of this Agreement. Developer shall not remove any trademark or copyright notice which appears on any Documentation or in any Component. All Developer Products delivered to Resellers and end-users shall include such notices, in embedded form, in the Developer Product.

3.    LICENSE AND ROYALTY FEES

      3.1.  Developer shall pay to Distributor the License Fee within thirty
            (30) days of the invoice date;

      3.2. The Royalty payments (the "Royalty"), if any, specified on Exhibit A shall be paid to Distributor as follows:

            (i) during each calendar quarter, including the calendar quarter in which the Effective Date occurs, the Royalty amount will accrue for each unit of any Developer Product that is manufactured and shipped by Developer during such quarter, regardless of whether such unit is ever sold, licensed or transferred by a Reseller to any end-user or other third party during such quarter or thereafter;

            (ii) within 30 days after the end of each calendar quarter during which Royalties have accrued and/or during which Royalties have been paid or remain outstanding, Developer shall submit to the Distributor the report required by Section 7.1(ii) below, together with the full Royalty amount payable with respect to the quarter just ended.

      3.3. The License Fee and Royalty, if any, are exclusive of any federal, state, municipal or other governmental taxes, duties, excise taxes or tariffs (collectively "Taxes") now or hereinafter imposed on the sale, transportation, import, export, or use of any Component or Documentation, all of which shall be paid by Developer unless Developer shall have provided an exemption certificate acceptable to DSPSE and Distributor and the applicable taxing authority. Should an audit of either party by governmental authorities result in a claim that such charges are due, Developer shall reimburse Distributor for any such charges, together with interest, penalties and other costs, other than those arising from DSPSE's or Distributor's failure to make timely payment of Taxes, promptly following written request therefor by Distributor.

4.    PROPRIETARY INFORMATION

      4.1. As between DSPSE and Developer, all title and other ownership rights (including all patent, copyright and trade secret rights) in each Component and any portion thereof which is embedded in, or integrated with the Developer Product, and in any enhancements or modifications of any Component that sequentially execute between the entry and exit points of such Component, which may be created by Developer, whether or not so embedded or integrated, shall remain in DSPSE. Subject to the rights of DSPSE in the Component and any portions of Component and any such enhancements or modifications which are so embedded or integrated, Developer shall own all right, title and interest in the derivative work represented by any Developer Product that it develops.

      4.2. It is expressly understood and agreed that each Component, including but not limited to the proprietary software (in whatever form), and Documentation constitute valuable proprietary products and trade secrets of DSPSE embodying substantial creative effort and confidential information, ideas and expressions (collectively "Proprietary Information") which require protection against unauthorized use, transfer, reproduction, or disclosure. Developer agrees that it will protect all Proprietary Information with at least the same degree of care as it uses to protect its own most confidential, unclassified information, will make no use of any Confidential Information except as permitted by this Agreement, will allow access thereto only by its employees who have agreed to abide by the confidentiality terms of this Agreement, and only as required for the use of the Proprietary Information as specifically permitted by this Agreement, and shall not transfer the Proprietary Information or any portion thereof to any third party except as specifically permitted by this Agreement. Developer shall be responsible for its employees, agents, representatives, independent contractors and Resellers complying with the terms of this Agreement.

      4.3. Upon termination of this Agreement, Developer shall delete all copies of the Proprietary Information in any form from its system files and storage media, shall destroy or return to DSPSE all printed copies of the Proprietary Information, shall terminate all use of the Proprietary Information and each Component and deliver to DSPSE all storage media owned by DSPSE then in Developer's possession. Within thirty (30) days after such termination, Developer shall certify in writing to DSPSE that Developer and each of its Resellers has complied with its obligations under this subsection. Notwithstanding the foregoing, Developer may continue to sell or use all inventory of any Developer Product which exists on the date of such termination.

      4.4. Developer shall promptly notify DSPSE of any infringement of DSPSE's proprietary rights in the Confidential Information or unauthorized disclosure of any Confidential Information that comes to Developer's attention.

      4.5. Developer acknowledges that a material violation of the confidentiality undertakings of this Article 4 by Developer could result in substantial and irreparable damage to DSPSE if DSPSE could not take immediate action to prevent further disclosure of DSPSE's valuable intellectual property and other Proprietary Information, and that DSPSE would not have an adequate remedy at law to compensation it for any such breach. Accordingly, Developer consents (without limiting the right of DSPSE to any other remedy) to the entry of an injunction by any court of competent jurisdiction against any threatened or continuing material breach of this Article.

5.    LIMITED WARRANTY

      5.1. DSPSE warrants that each Component, as delivered to Developer, will substantially perform in accordance with the specification sheet published by DSPSE for such Component at the time of delivery to Developer, however, DSPSE does not warrant that the use of any Component will be uninterrupted or error-free. Developer's exclusive remedy and DSPSE's sole liability under this warranty shall be for DSPSE to attempt, through reasonable efforts, to correct any material nonconformity, if such failure is reported to DSPSE within 90 days of the date of such delivery ("Warranty Period"), if Developer has provided DSPSE (upon DSPSE's request) with such information as DSPSE reasonably requests to enable DSPSE to reproduce the defect in question; provided, that if DSPSE is unable to correct any such failure in a Component within a reasonable time, DSPSE may, at its sole option, refund to Developer the License Fee paid for such Component and the Royalty amounts, if any, that DSPSE received for any related Developer Products for which Developer can document that it has had to provide refunds, solely because of such defect. Upon such payment, this Agreement may be terminated by DSPSE at its election as to such Component.

      5.2. For one year from the Effective Date, Distributor will provide to Developer, free of charge, all updates of each Component that are released by DSPSE to the general public solely as a "bug fix".

      5.3. DSPSE warrants that each Component, as delivered to Developer, does not infringe any copyright or trade secret. DSPSE will defend at its expense and indemnify Developer with respect to any motion brought against Developer to the extent that it is based on a breach of the foregoing warranty, and DSPSE will pay any costs and damages finally awarded against Developer, or any settlement finally paid with the consent of DSPSE (which consent shall not be unreasonably withheld) by Developer, and reimburse Developer for attorney's fees reasonably incurred in connection therewith, provided that Developer notifies that DSPSE promptly in writing of such claim and allows DSPSE to fully control the defense of such claim. The foregoing is further conditioned on the following:

            (i) DSPSE shall have no liability of indemnity with respect to, nor any obligation to defend or reimburse Developer with respect to legal fees relating to, any action or claim based upon the interpretation, conformance with, or development of Component that substantially complies with any industry recognized standard, which such claim is based upon or would not arise but for such interpretation, conformance or compliance.

            (ii) Should any Component or any portion thereof become, or in DSPSE's opinion by likely to become, the subject of any claim of infringement, DSPSE shall at its option

                  (a) procure for Developer the right to continue exercising its rights hereunder with respect to such Component,

                  (b) replace or modify such Component to make it noninfringing, or

                  (c) terminate the license granted hereunder and refund to Developer a pro rata portion of the License Fee paid by the Developer, calculated on the basis of a three year period from the date of this Agreement and actual date upon which Developer was no longer able to use the Product as a result of such alleged infringement.

            (iii) DSPSE shall have no liability for any claim of infringement based upon:

                  (a) use or combination of any portion of any Component with any products not supplied by DSPSE (including without limitation the Developer Product), if such infringement would not have occurred without such use or combination;

                  (b) use or marketing of any Component by Developer, or use, distribution or licensing of the Developer Product by Developer, after having been given notice, or having a reason to believe, that such Component infringes a copyright of a third party, unless prompt written notice has been given to DSPSE; or

                  (c) use of other than the latest unmodified version of any Component delivered to Developer by Distributor or DSPSE, if the infringement would have been avoided by the use of such version.

            (iv) Any limitation on Developer's remedies in this Agreement shall not apply with respect to Developer's rights under the terms set forth under this Section 5.3. In no event will DSPSE be liable for any claim against Developer by any party except as provided in this Section 5.3.

            (v)   Notwithstanding anything herein to the contrary, this Section
                  5.3 states the entire liability of DSPSE, and the sole recourse of Developer, with respect to infringements of copyrights and trade secrets.

      5.4. The warranty provided herein extends only to Developer and not to any Reseller or end-user of the Developer Product. Developer shall indemnify DSPSE for any expenses incurred by DSPSE, directly or indirectly (including without limitation attorneys' fees, settlement costs and court costs), as a result of any claim or action by any third party arising out of or resulting from the Developer Product, except to the extent that the same relates solely to any defect in the embedded Component; provided, that this indemnification obligation shall not apply with respect to any expenses, claims or damages that are finally adjudicated by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of DSPSE. Developer will defend at its expense any such claim or action brought against DSPSE and Developer will pay any costs and damages finally awarded against DSPSE in any action that are attributable to such claim, and reimburse DSPSE for reasonable attorneys' fees reasonably incurred in connection therewith, provided that DSPSE notifies Developer promptly in writing of such claim, allows Developer to fully control the defense of such claim and does not agree to any settlement of such claim without Developer's written consent.

      5.5. The warranty set forth above is exclusive and is in lieu of all other warranties of DSPSE. NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE ARE MADE BY DSPSE. IN NO EVENT WILL DSPSE BE LIABLE FOR ANY DAMAGES CAUSED BY DEVELOPER'S FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER, OR FOR ANY LOST PROFITS OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF DSPSE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Such warranty shall not be deemed to have failed of its essential purpose so long as DSPSE is making good faith efforts to correct defects under the terms of the warranty, or has made the refunds or replacements provided for by this Agreement. The warranty set forth herein allocates risks of Component nonconformity, and DSPSE's prices reflect the allocations of such risk.

      5.6. DSPSE's entire liability and Developer's sole and exclusive remedy for any claim concerning performance or nonperformance by DSPSE, pursuant to or in any way related to the subject matter of this Agreement, or for damages for any causes whatsoever and regardless of the form of action, whether in contract or in tort including negligence, or any other legal theory, shall be actual damages up to the amount of the aggregate payments actually made to DSPSE, or which DSPSE has received through Distributors, as the case may be, hereunder in the most recent twelve (12) months prior to such damages occurring.

6.    MAINTENANCE AND SUPPORT

      6.1. Developer shall be entitled to five (5) free hours of telephone support from Distributor for each Component, as delivered to developer, that it licenses pursuant hereto during Distributor's normal business hours during the first six months following the Effective Date. To the extent that Developer has not requested and received a full five hours of telephone support in such time period, Distributor may, but shall not be required, to provide the balance of such five hours of telephone support thereafter. Developer is not entitled to any free support for any Component that has been modified such that it is not identically as delivered. Developer may purchase support, as available from Distributor or DSPSE, for any modified Component at Distributor's or DSPSE's then current consulting rate.

      6.2. Subject to availability, Developer may purchase additional telephone support or on site support from Distributor at Distributor's then current rates. All reasonable travel expenses incurred by Distributor to provide such on site support, if any, shall be paid for by Developer promptly following its receipt of reasonable documentation therefor.

      6.3. Developer may purchase a one year maintenance contract ("Maintenance Contract") for each Component from DSPSE for 10% of the then current list License Fee for such Component. A Maintenance Contract:

            (i) Extends the obligation provided by Section 6.1 for an additional twelve (12) months;

            (ii) Entitles Developer to an additional five (5) hours of telephone support for such Component; and

            (iii) Entitles Developer to receive any revised or updated versions of such Component that are released by DSPSE to the general public.

7.    AUDITS AND REPORTS

      7.1. If and only if Exhibit A hereto requires Developer to pay a Royalty to Distributor then:

            (i) During the term of this Agreement, Developer shall use its best efforts to maintain accurate and sufficiently detailed records of its production of each Developer Product so as to enable DSPSE or Distributor to verify the accuracy of the payments that Distributor receives pursuant to such Section 3.2;

            (ii)  Developer shall, together with each payment required under
                  Section 3.2, submit to Distributor a report reasonably supporting the calculation of such payment;

            (iii) Developer agrees that if at any time either DSPSE or
                  Distributor believes that a material underpayment of Royalties has occurred, then either such entity or the representatives of either shall have the right, upon ten (10) days' prior written notice, to examine Developer's related books and records, for the purpose of verifying the accuracy of the Royalty payments and their accompanying reports. The party conducting such audit shall bear the cost and expense of any such audit; provided, however, that if any audit reveals that there has been an underpayment to Distributor of more than 5% of the amount properly payable, then the full cost and expense of such audit shall be paid for by Developer and the amount of such underpayment shall be forwarded immediately to Distributor.

8.    TERM AND TERMINATION

      8.1. This Agreement shall commence as of the Effective Date and continue indefinitely unless terminated in accordance with this Article 8.

      8.2.  This Agreement shall terminate upon the first to occur of:

            (i) The expiration of thirty (30) days after the giving of notice by the non-breaching party of a material breach of any of the provisions of this Agreement, provided that such breach is not cured within such thirty (30) day period. The parties agree that any breach of Article 4 is inherently incurable and shall give DSPSE the right to terminate this Agreement immediately;

            (ii) By written notice of either party if the other, without curing the condition within thirty (30) days of the event, ceases doing business as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is subject to an involuntary petition in bankruptcy which is not dismissed with ten (10) days, is adjudicated bankrupt or insolvent, or files or has filed against it a petition seeking any reorganization, arrangement or composition, under any present or future statute, law or regulation.

      8.3. Notwithstanding anything contained herein to the contrary, all licenses of the Developer Product acquired by end-users which conform to the terms of this Agreement, shall survive termination of this Agreement if granted in good faith during the term of this Agreement. All provisions of this Agreement regarding indemnification, warranty, liability and limits thereon, records retention and audit, and confidentiality and/or protection of proprietary rights and trade secrets shall survive termination hereof.

      8.4. Termination of this Agreement, shall not relieve either of the parties of their respective obligations to pay any monies due or which become due as of or subsequent to the date of termination.

9.    DEVELOPER PRODUCT MARKETING LITERATURE

      9.1. Use of any of the trademarks or trade names of DSPSE, including without limitation a designation that such trademarks or trade names are the property of DSPSE, on any sales promotion, advertising, news release, stationary or other media produced by or for Developer, may only be done as required by Section 2.5 above or otherwise with the prior consent of DSPSE which consent will not be unreasonably withheld.

10.  GENERAL

      10.1. Developer shall not export the Developer Product, except in compliance with all applicable U.S. and foreign export and import laws and regulations. Developer shall be solely responsible for compliance with and the obtaining of all export licenses which may be required.

      10.2. The trademarks under which DSPSE markets each Component and its constituent parts are the exclusive property of DSPSE. This Agreement gives Developer no rights therein, except the restricted license to reproduce such trademarks as provided in Section 2.5 and 9.1.

      10.3. Notices: All notices shall be in writing and deemed given and received when delivered in person, by telex or facsimile, or by commercial air courier service. Notices shall be addressed to each party at its address set forth above, or such other address as the recipient may have specified by earlier notice to the sender. In addition, notice to DSPSE shall be to the attention of Distribution Manager; notice to Developer shall be to the attention of the person, if any, designated on the signature page of this Agreement to receive legal notices.

      10.4. Assignment; Successors: This Agreement shall not be assigned by either party without the advance written consent of the other, which consent both parties agree will not be unreasonably withheld; provided, however, that DSPSE may assign this Agreement in its entirety to a successor, to all or a substantial portion of its business or, to a purchaser of all of DSPSE's rights in any Component. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

      10.5. Entire Agreement: This Agreement constitutes the entire Agreement between the parties with respect to its subject matter; except as provided herein, all prior agreements, representations, statements, negotiations and undertakings, with respect to such subject matter are terminated and superseded hereby.

      10.6. Independent Contractors: This parties shall at all times be independent contractors with respect to each other in carrying out this Agreement.

      10.7. Amendments: No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party.

      10.8. Headings Not Controlling: Headings used in this Agreement are for reference only and shall not be deemed a part of this Agreement.

      10.9. Consent to Breach Not Waiver: No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

      10.10.Severability: In the event any provision of this Agreement is held illegal, void or unenforceable, to any extent, in whole or in part, as to any situation or person, the balance shall remain in effect and the provision in question shall remain in effect as to all other persons or situations, as the case may be.

      10.11.Restrictive Rights Legends: If Developer is acquiring any Component on behalf of any unit or agency of the U.S. Government, the following shall apply:


            (i) For units of the Department of Defense, use, duplication or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software Clause at DFAR 252.277*7013;

            (ii) For any other unit or agency use, reproduction or disclosure is subject to the restrictions set forth in subparagraphs (a) through (d) of the Commercial Computer Software * Restricted Rights clause at FAR 52.227 * 19, and the limitations set forth in DSPSE's standard commercial agreement for this software. Contractor/manufacturer is DSP Software Engineering, Inc., 165 Middlesex Turnpike, Bedford, MA 01730.

      10.12.Governing Law: This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its rules governing choice of law and conflict of laws.